Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Philip Morris International Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Debt	5.250% Notes due 2028	457(r)	$650,000,000	99.191%	$644,741,500	$110.20 per $1,000,000	$71,050.51
Fees to Be Paid	Debt	5.500% Notes due 2030	457(r)	$700,000,000	98.830%	$691,810,000	$110.20 per $1,000,000	$76,237.46
	Debt	5.625% Notes due 2033	457(r)	$1,000,000,000	98.137%	$981,370,000	$110.20 per $1,000,000	$108,146.97
	Total Offering Amounts					$2,317,921,500		$255,434.95
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$255,434.95